Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made on this 14th day of March 2008 by and among Rodney L. Anderson, Joey M. Anderson and Robert A. Hasson (collectively, the “Shareholders”) and Sionix Corporation, a Nevada corporation (“Sionix”).

RECITALS

A. On November 7, 2007 the Shareholders and Sionix executed a Share Exchange Agreement pursuant to which the Shareholders were to sell, convey, transfer and assign to Sionix all of the outstanding shares of capital stock of RJ Metals, Inc. in exchange for 3,400,000 shares of Sionix common stock (the “Transaction”).

B. Despite the execution of the Share Exchange Agreement, the Transaction was not consummated in that the shares of RJ Metals, Inc. were not exchanged for the shares of Sionix common stock.

C. The Shareholders and Sionix wish to terminate the Share Exchange Agreement and the Transaction by signing this Agreement.

Therefore, the Shareholders and Sionix agree as follows:

1. Termination of Share Exchange Agreement. By executing this Agreement the Shareholders and Sionix each acknowledge that, upon reconsideration of the benefits and obligations contemplated by the Share Exchange Agreement, it was determined that the Transaction was not in the best interests of Sionix or RJ Metals, Inc. or the shareholders of Sionix and RJ Metals, Inc. The Shareholders and Sionix also acknowledge that the Transaction contemplated by the Share Exchange Agreement was not consummated because Sionix did not deliver to the Shareholders a copy of an irrevocable instruction to its transfer agent to issue the 3,400,000 shares of Sionix common stock to the Shareholders in exchange for all of the outstanding shares of capital stock of RJ Metals, Inc., as contemplated by the Share Exchange Agreement. The Shareholders and Sionix further agree that by executing this Agreement, the Share Exchange Agreement is terminated.

2. Release. The Shareholders and Sionix release each other and each of their officers, employees, principals and agents from any and all claims or demands of whatever nature and kind, whether or not yet asserted, which are related to or are in any manner incidental to the Share Exchange Agreement and the Transaction contemplated thereby. The Shareholders and Sionix acknowledge that they have read and are familiar with and understand the provisions of Section 1542 of the California Civil Code which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.” The Shareholders and Sionix expressly waive any right or claim of right each may have under section 1542 of the California Civil Code.

3. Miscellaneous.

(a) Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting of this Agreement.

(b) Interpretation.

(i) Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements of any kind, oral or written. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought.

(ii) Severability. If any term or provision of this Agreement shall be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(iii) Headings; References; Incorporation; Gender. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.

(c) Enforcement.

(i) Applicable Law. This Agreement shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

(ii) Consent to Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within the County of Orange.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

WHEREFORE, the Shareholders and Sionix have signed this Agreement as of the date set forth above.

SHAREHOLDERS

/s/ Rodney L. Anderson
Rodney L. Anderson

/s/ Joey M. Anderson
Joey M. Anderson

/s/ Robert A. Hasson
Robert A. Hasson

SIONIX CORPORATION

By: /s/ Richard H. Papalian
Richard H. Papalian
Chief Executive Officer